Exhibit (d)(31)

Column A - Agreements and Contracts

AMENDMENT TO SUBADVISORY CONTRACT

This Amendment ("Amendment") to the Subadvisory Contract, dated as of March 10, 2006 between Clearwater Investment Trust (the "Trust”), Clearwater Management Co., Inc. a Minnesota corporation (the "Manager") and Kennedy Capital Management, Inc. (the "Subadviser"), as amended prior to this Amendment (including all such prior amendments, all exhibits and other attachments thereto, the "Original Subadvisory Contract"), is made as of this 1st day of October, 2018.

WITNESSETH:

Whereas, the parties of the Original Subadvisory Contract desire to amend the Original Subadvisory Contract as set forth in this Amendment; and

Whereas, defined terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Subadvisory Contract;

Now therefore, the parties hereby agree as follows:

(1) Section 4 of the Original Subadvisory Contract (entitled "Subadviser's Compensation") is hereby amended in its entirety to read as follows:

4.    Subadviser's Compensation. The Manager shall pay the Subadviser for services hereunder a fee at the annual rate provided in the following schedule based on the Fund's net assets under the Subadviser's management:

CLEARWATER SMALL CAP CORE ASSETS
Percent	Net Assets
0.75%	On the First $50 Million
0.70%	On the Next $50 Million
0.60%	On the Balance Over $100 Million

CLEARWATER MICRO CAP CORE ASSETS
Percent	Net Assets
0.80%	All Assets

Such fees shall be calculated and accrued on a monthly basis as a percentage of the Fund's month end net assets under the Subadviser's management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this contract shall be effective for only a portion of such calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Contract is in effect.

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Column A - Agreements and Contracts

In Witness Whereof, the parties hereto have caused the Amendment to be executed by their respective officers thereunto authorized as of the day and year first written above.

CLEARWATER INVESTMENT TRUST

By: /s/ Justin Weyerhaeuser

Name: Justin Weyerhaeuser
Title: 9/7/2018 President

CLEARWATER MANAGEMENT CO., INC.

By: /s/ William L. Driscoll

Name: William L. Driscoll
Title: 9/7/2018 President

KENNEDY CAPITAL MANAGEMENT, INC.

By: /s/ Donald M. Cobin

Name: Donald M. Cobin
Title: 9/10/2018 President

120